Exhibit 99.1



               FISCAL 2005 FOURTH QUARTER ENDED SEPTEMBER 30, 2005

Good afternoon and welcome to a financial overview of our fourth quarter and year ended September 30, 2005.

I am Harvey Blau, Chairman of Griffon Corporation. With me is Griffon's Executive Vice President, Eric Edelstein.

I will discuss the overall results of the quarter and full year, and then Eric will answer questions with respect to operations and financial results.

First, I should point out that, to the extent that matters to be discussed in this call include forward looking statements, they involve certain risks and uncertainties that could cause the Company's actual results to differ materially from those in the forward looking statements.

I will start by noting that we are generally pleased with our results in the fourth quarter and we are well positioned for further improvement in our financial results in fiscal 2006. The improved operating results in both our third and fourth quarters demonstrated that the Company was able to respond to the challenges created by the significant material cost increases we experienced in the first 6 months of the year.

Consolidated net sales for the quarter were $388 million, up from the $370 million in last year's fourth quarter. Pretax income was $35.4 million, compared to $35 million last year. Net income of $22.6 million for the quarter compared to $18.9 million resulted in diluted earnings per share of 71 cents, compared to 61 cents last year.

For the full year, net sales were $1.4 billion compared to $ 1 billion 390 million last year. Pretax income was $ 78.9 million, compared to $104.7 million in the prior year. Diluted earnings per share was $ 1.55 compared to $1.71 per share last year.

Telephonics, our electronics information and communications systems segment, had sales in the quarter of $67 million, compared to $58 million last year. Telephonics' operating income was $9.4 million compared to $8.3 million last year.

Telephonics' sales for the year were $221 million, the same as in 2004. Operating income was $18.1 million compared to $20.2 million in the prior year.

Overall, Telephonics had a solid year with improved operating results, high order input and a number of contract awards that involves the Company with key new programs. The recently announced contract with Syracuse Research Corporation is one of those programs.


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Telephonics  received a  subcontract  award from Syracuse  Research  Corporation
(SRC) for the turnkey production of an SRC product. The initial release on this subcontract could exceed $20 million in value. Under the structure of the joint cooperation agreement with SRC, Telephonics total share of all production for the program will exceed $150 million.

The total contract award announced by the U.S. Army to Syracuse Research Corporation (SRC) of approximately $550 million, makes Telephonics share of the program substantial. The award to SRC is to produce, field and support a next-generation capability against Remote Control Improvised Explosive Devices (RCIED) known as Counter RCIED Electronic Warfare Increment Two (CREW-2). RCIEDs, better known as roadside bombs, are the number one killer used by enemy insurgents in Iraq today. Crew-2 will provide an affordable capability against a broad spectrum of RCIED threats with a design that is sufficiently flexible to allow for future capability growth.

The contract is intended to meet a Multinational Corps Iraq urgent operational need for a field-programmable electronic countermeasures system designed to provide force protection against RCIED detonation ambushes.

Our  building  products  operations  continued  to  reflect  solid  performance.

Operating profits and margin for our garage doors segment continued the improvement over first half results that started in the third quarter. Sales in garage doors for the quarter were $149 million compared to $138 million last year. Operating income was $15.6 million, approximately what it was in last year's excellent fourth quarter.

For the year, garage door sales were $532 million, up from $477 million last year. Operating income was $37.7 million, compared to $42.6 last year. The decline in operating income was primarily attributable to higher steel costs, which were not completely passed on to our customers.

Our service and installation operation had sales in the quarter of $84 million, an increase of $6 million over last year; operating income was $4.0 million, compared to $2.7 million last year. The increase in revenue and profitability were primarily attributed to outstanding results in our Las Vegas and Phoenix markets.

For the year, installation service had sales of $300 million, and operating income of $9.1 million, a decrease from $10.9 million for fiscal 2004.

In specialty plastic films, sales for the quarter were $94 million compared to $101 million last year. Operating income was $10.7 million compared to $13.8 million last year.

For the year, films' sales decreased to $370 million, and operating profits decreased to $31.6 million, from $52.7 million in 2004. The decline in revenue and profitability for the quarter and the year were primarily attributable to reductions in sales volume from our major customer. The sales volume reduction was caused by the diaper redesign process,


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and the  fact  that  we have  not  achieved  the  market  share  growth  that we anticipated at this point.

Consolidated operating cash flow in the quarter was $12 million; for the year, operating cash flow was $58 million and we continue to support the growth of our business with capital expenditures for the year of $ 40 million.

Our balance sheet at September 30 remains strong, with working capital of $273 million and total indebtedness representing 37 percent of capital.

In the fourth quarter we purchased the outstanding 40% minority interest in our specialty plastics largest European operation for $82,000,000, a portion of which was funded by bank borrowings of $60,000,000.

We continued to fund our common stock purchase program, using $ 11.4 million in the quarter to acquire approximately 460,000 shares of stock. For fiscal 2005, we have acquired approximately 1,100,000 shares of stock for $26 million.

I will now provide some details on operations  and on the outlook.

Telephonics' ended the year in positive fashion - with an outstanding fourth quarter and several key contract wins.

Our backlog is at a good level - approximately $217 million at September 30. It includes a number of diverse programs, such as:

Maritime Helicopter Program for the Canadian Forces C-17 for the U.S. Air Force; MH60-R, the U.S. Navy's Lamps helicopter; AWACS, for the U.S. Air Force and NATO; and various communications and radar products for defense and international applications.

Recent contract wins, include radar systems for the Spanish Navy, Sikorsky S-70 for the Singapore military as well as the Syracuse Research Contract work. Most importantly, the MH60-R program plans call for the ramp up of production in fiscal 2006 with a corresponding increase in revenue. Overall, the activity level at Telephonics is high and we are very optimistic about its future.

Garage door sales in the quarter increased approximately 8 percent, primarily as a result of selling price increases and a more favorable product mix. Our operating income for the year was negatively impacted by approximately $ 7 million due to rising steel costs.

With respect to steel prices, overall they remained fairly constant during our fourth quarter. We have experienced some increases in the first quarter of fiscal 2006, but not at the level experienced last year. Also, we do not expect our supply chain to be significantly impacted by recent storms such as Katrina. Looking forward, we would not be surprised by continued volatility in steel costs for the remainder of fiscal 2006.


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However, we are cautiously optimistic that this will be manageable as it relates to the impact on our  profitability.

With respect to the overall outlook for garage doors, we continue to be optimistic. The business environment remains positive. We continue to expand our business as a result of market share gains achieved by our retail and dealer customer base. Consistent with recent years we expect to see additional supply chain and sourcing efficiencies this new year. Also, a shift in our product mix should also contribute to revenue and margin improvement. All of this activity points to a year of further improvement in operating results for fiscal 2006.

Our service and  installation  operations  had a good quarter and a strong year.

Our markets in Phoenix and Las Vegas are very strong and we see them continuing that way for the foreseeable future. We are continuing to put heavy emphasis on the sale and installation of flooring and kitchen cabinets products which have more revenue and profit potential. Also, in Phoenix we have achieved market share gains among National and Regional home builders.

Our films business had a tough year in sales and earnings, especially when compared to our record results in 2004. The decrease in sales in the 4th quarter of $7 million was principally due to lower unit volume somewhat offset by the effect of selling price increases.

Moving into fiscal 2006, we are optimistic about replacing this volume with other revenue opportunities in Europe, Brazil and North America. Our business development activities are high in all geographic markets with discussions involving new customers and new products. Discussions are proceeding with major multinational and regional producers of hygiene, healthcare and industrial products. We are also continuing to plan new production capability in North America and Europe to address a specific new product program for our customers.

Our efforts toward geographic expansion resulted in sales for the full year, in this segment as follows:

     o $163 million in North America; compared to $176 million in the prior year
     o    $186 million in Europe; compared to $216 million in the prior year
     o    $ 22 million in Brazil; compared to $19 million in the prior year

With respect to our capital expansion program in films, we continue to enhance our film production capability in North America, and we are in final stages of adding additional film capacity in Brazil. Our new line in Germany, Finotech 4 is up and producing.

Griffon's   capital   expenditures   in  2005   totaled  $40  million   dollars,
approximately $ 27 million of which relates to our films business.


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With respect to resin, we have continued to see extreme volatility. Resin prices stabilized in the early part of the fourth quarter, and then increased dramatically in the latter part of the quarter. Those increases continued in the beginning of this quarter, but recently there have been signs that they may soon moderate. As we have noted in the past, we do pass through cost increases to our customers either through contract provisions or by raising selling prices and over time the impact of resin price volatility on our operating results tends to be neutral.

In summary, on a companywide basis, we are quite pleased with the Company's performance in 2005. After a slow start in the first half of the year, our operating management did an outstanding job not only with respect to current year results, but also establishing a solid base for fiscal 2006.

At this time, we would like to take questions.